Exhibit 99.1

MEDIA:	INVESTORS:
Tim Miller	Bryan Gill
(412) 762-4550	(412) 768-4143
media.relations@pnc.com	investor.relations@pnc.com

PNC REPORTS FULL YEAR 2022 NET INCOME OF $6.1 BILLION,
$13.85 DILUTED EPS OR $13.96 AS ADJUSTED
Fourth quarter net income was $1.5 billion, $3.47 diluted EPS or $3.49 as adjusted
3% avg. loan growth; 4% revenue increase; 10 basis point NIM expansion

PITTSBURGH, Jan. 18, 2023 – The PNC Financial Services Group, Inc. (NYSE: PNC) today reported:

	For the quarter		For the year
In millions, except per share data and as noted	4Q22	3Q22	2022	2021	Fourth Quarter Highlights
					▪
Financial Results					Comparisons reflect 4Q22 vs. 3Q22
Revenue	$5,763	$5,549	$21,120	$19,211
▪Net interest income grew 6%
–NIM increased 10 basis points
▪Noninterest income increased $5 million
–Fee income grew 4%
▪Revenue increased 4%
▪Expenses increased 6%
▪PPNR increased 1%
▪Average loans grew 3%, driven by commercial and consumer loan growth
▪Deposits were relatively stable
–Average deposits declined 1%
–Spot deposits decreased 0.4%
▪Provision for credit losses of $408 million
–ACL build of $172 million
▪Net loan charge-offs were $224 million or 0.28% annualized to average loans
▪Tangible book value increased 3%
▪PNC returned $1.2 billion of capital to shareholders

Noninterest expense	3,474	3,280	13,170	13,002
Pretax, pre-provision earnings (PPNR) (non-GAAP)	2,289	2,269	7,950	6,209
Integration costs	9	1	55	798
PPNR excluding integration costs (non-GAAP)	2,298	2,270	8,005	7,007
Provision for (recapture of) credit losses	408	241	477	(779)
Net income	1,548	1,640	6,113	5,725

Per Common Share
Diluted earnings - as reported	$3.47	$3.78	$13.85	$12.70
Impact from integration costs (non-GAAP)	0.02	—	0.11	1.48
Diluted earnings - as adjusted (non-GAAP)	3.49	3.78	13.96	14.18
Average diluted common shares outstanding	404	410	412	426
Book value	99.93	97.59	99.93	120.61
Tangible book value (non-GAAP)	72.12	69.98	72.12	94.11

Balance Sheet & Credit Quality
Average loans In billions	$321.9	$313.0	$307.7	$268.7
Average deposits In billions	434.9	439.2	443.4	418.9
Accumulated other comprehensive income (loss) (AOCI) In billions	(10.2)	(10.5)	(10.2)	0.4
Net loan charge-offs	224	119	563	657
Allowance for credit losses (ACL) to total loans	1.67%	1.67%	1.67%	1.92%

Selected Ratios
Return on average common shareholders' equity	14.19%	14.97%	13.52%	10.78%
Return on average assets	1.10	1.19	1.11	1.09
Net interest margin (NIM) (non-GAAP)	2.92	2.82	2.65	2.29
Noninterest income to total revenue	36	37	38	45
Efficiency	60	59	62	68
Efficiency excluding integration costs (non-GAAP)	60	59	62	64
Common equity Tier 1 capital ratio	9.1	9.3	9.1	10.3

Diluted earnings as adjusted is a non-GAAP measure calculated by excluding post-tax integration costs for BBVA USA. See this and other non-GAAP financial measures in the Consolidated Financial Highlights accompanying this release.

From Bill Demchak, PNC Chairman, President and Chief Executive Officer:

“By focusing on serving customers and communities, PNC delivered strong results in 2022. Capitalizing on opportunities across our coast to coast franchise, we grew loans and generated record revenue during a rapidly rising rate environment. At the same time, we controlled expenses and delivered substantial positive operating leverage. Our credit quality metrics remained strong and our solid capital position allowed us to return $6 billion of capital to shareholders throughout the year. As we enter 2023, we are well positioned to continue generating value for our stakeholders.”

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PNC Reports Full Year 2022 Net Income of $6.1 Billion, $13.85 Diluted EPS or $13.96 As Adjusted – Page 2
Income Statement Highlights
Fourth quarter 2022 compared with third quarter 2022
▪Net income of $1.5 billion decreased $92 million, or 6%, and included a higher provision for credit losses.
▪Total revenue of $5.8 billion increased $214 million, or 4%, primarily due to higher net interest income.
▪Net interest income of $3.7 billion increased $209 million, or 6%, driven by higher interest-earning asset yields and balances, partially offset by higher funding costs.
–Net interest margin of 2.92% increased 10 basis points due to higher interest-earning asset yields, partially offset by higher funding costs.
▪Noninterest income of $2.1 billion increased $5 million.
–Fee income of $1.8 billion increased $75 million, or 4%, and included higher capital markets and advisory revenue.
–Other noninterest income of $247 million decreased $70 million driven by negative Visa Class B derivative fair value adjustments of $41 million related to litigation escrow funding and other valuation changes. The third quarter of 2022 included positive Visa Class B derivative fair value adjustments of $13 million.
▪Noninterest expense of $3.5 billion increased $194 million, or 6%, primarily due to increased personnel costs, reflecting higher variable compensation related to increased business activity and market impacts on long-term incentive compensation as well as seasonally elevated medical benefits expense.
▪Provision for credit losses of $408 million in the fourth quarter included the impact of a weaker economic outlook and continued loan growth. The third quarter of 2022 included a provision for credit losses of $241 million.
▪The effective tax rate was 17.7% for the fourth quarter and 19.1% for the third quarter.
Balance Sheet Highlights
Fourth quarter 2022 compared with third quarter 2022 or December 31, 2022 compared with September 30, 2022
▪Average loans of $321.9 billion increased $8.9 billion, or 3%.
–Average commercial loans of $221.6 billion increased $7.5 billion driven by growth in PNC's corporate banking, real estate and business credit businesses.
–Average consumer loans of $100.3 billion grew $1.4 billion due to higher residential mortgage, home equity and credit card loans, partially offset by lower auto loans.
▪Credit quality performance:
–Delinquencies of $1.5 billion decreased $136 million, or 8%, as a result of lower commercial delinquencies.
–Total nonperforming loans of $2.0 billion decreased $83 million, or 4%, driven by lower commercial and consumer nonperforming loans.
–Net loan charge-offs of $224 million increased $105 million and included the impact of one large commercial loan credit.
–The allowance for credit losses of $5.4 billion increased $172 million. The allowance for credit losses to total loans was 1.67% at both December 31, 2022 and September 30, 2022.
▪Average deposits of $434.9 billion were relatively stable.
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PNC Reports Full Year 2022 Net Income of $6.1 Billion, $13.85 Diluted EPS or $13.96 As Adjusted – Page 3
▪Average investment securities of $142.9 billion grew $5.9 billion, or 4%, reflecting net purchases.
▪Average Federal Reserve Bank balances of $30.0 billion decreased $1.5 billion.
–Federal Reserve Bank balances at December 31, 2022 of $26.9 billion decreased $12.9 billion, driven by higher loans outstanding.
▪PNC maintained strong capital and liquidity positions.
–On January 4, 2023, the PNC board of directors declared a quarterly cash dividend on common stock of $1.50 per share. The dividend, with a payment date of February 5, 2023, will be payable the next business day.
–PNC returned $1.2 billion of capital to shareholders, reflecting $0.6 billion of common share repurchases, representing 3.8 million shares, and $0.6 billion of dividends on common shares.
–The Basel III common equity Tier 1 capital ratio was an estimated 9.1% at December 31, 2022 and 9.3% at September 30, 2022.
–The Liquidity Coverage Ratio at December 31, 2022 for PNC exceeded the regulatory minimum requirement.

Earnings Summary
In millions, except per share data	4Q22	3Q22	4Q21
Net income	$1,548	$1,640	$1,306
Net income attributable to diluted common shares - as reported	$1,400	$1,550	$1,214
Net income attributable to diluted common shares - as adjusted (non-GAAP)	$1,408	$1,551	$1,560
Diluted earnings per common share - as reported	$3.47	$3.78	$2.86
Diluted earnings per common share - as adjusted (non-GAAP)	$3.49	$3.78	$3.68
Average diluted common shares outstanding	404	410	424
Cash dividends declared per common share	$1.50	$1.50	$1.25
See non-GAAP financial measures included in the Consolidated Financial Highlights accompanying this news release

The Consolidated Financial Highlights accompanying this news release include additional information regarding reconciliations of non-GAAP financial measures to reported (GAAP) amounts. This information supplements results as reported in accordance with GAAP and should not be viewed in isolation from, or as a substitute for, GAAP results. Effective for the first quarter of 2022, the presentation of noninterest income has been recategorized. Fee income, a non-GAAP financial measure, refers to noninterest income in the following categories: asset management and brokerage, capital markets and advisory, card and cash management, lending and deposit services and residential and commercial mortgage. See a description of each noninterest income revenue category in PNC's third quarter 2022 Form 10-Q. In the fourth quarter of 2022, PNC updated the name of the fee income line item "capital markets related" to "capital markets and advisory." This update did not impact the components of the category. All periods presented herein reflect these changes. Information in this news release, including the financial tables, is unaudited.
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PNC Reports Full Year 2022 Net Income of $6.1 Billion, $13.85 Diluted EPS or $13.96 As Adjusted – Page 4

CONSOLIDATED REVENUE REVIEW

Revenue				Change	Change
				4Q22 vs	4Q22 vs
In millions	4Q22	3Q22	4Q21	3Q22	4Q21
Net interest income	$3,684	$3,475	$2,862	6%	29%
Noninterest income	2,079	2,074	2,265	—	(8)%
Total revenue	$5,763	$5,549	$5,127	4%	12%

Total revenue for the fourth quarter of 2022 increased $214 million and $636 million compared with the third quarter of 2022 and the fourth quarter of 2021, respectively, driven by higher net interest income.
Net interest income of $3.7 billion for the fourth quarter of 2022 increased $209 million and $822 million compared to the third quarter of 2022 and fourth quarter of 2021, respectively. In both comparisons, the increase was driven by higher interest-earning asset yields and balances, partially offset by higher funding costs.
The net interest margin was 2.92% in the fourth quarter of 2022, increasing 10 basis points and 65 basis points compared with the third quarter of 2022 and the fourth quarter of 2021, respectively. In both comparisons, the increase was due to higher interest-earning asset yields, partially offset by higher funding costs.

Noninterest Income				Change	Change
				4Q22 vs	4Q22 vs
In millions	4Q22	3Q22	4Q21	3Q22	4Q21
Asset management and brokerage	$345	$357	$385	(3)%	(10)%
Capital markets and advisory	336	299	460	12%	(27)%
Card and cash management	671	671	646	—	4%
Lending and deposit services	296	287	273	3%	8%
Residential and commercial mortgage	184	143	209	29%	(12)%
Other	247	317	292	(22)%	(15)%
Total noninterest income	$2,079	$2,074	$2,265	—	(8)%
Note: Integration costs related to noninterest income were $5 million for the fourth quarter of 2022, $1 million for the third quarter of 2022 and $47 million for the fourth quarter of 2021.

Noninterest income for the fourth quarter of 2022 increased $5 million compared with the third quarter of 2022. Asset management and brokerage fees decreased $12 million, reflecting the impact of lower average equity markets. Capital markets and advisory revenue increased $37 million driven by higher merger and acquisition advisory fees, partially offset by lower loan syndication revenue. Lending and deposit services increased $9 million driven by higher loan commitment fees. Residential and commercial mortgage revenue increased $41 million due to higher results from residential mortgage servicing rights valuation, net of economic hedge, partially offset by lower commercial mortgage banking activities. Other noninterest income decreased $70 million driven by negative Visa Class B derivative fair value adjustments of $41 million related to litigation escrow funding and other
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PNC Reports Full Year 2022 Net Income of $6.1 Billion, $13.85 Diluted EPS or $13.96 As Adjusted – Page 5
valuation changes. The third quarter of 2022 included positive Visa Class B derivative fair value adjustments of $13 million.
Noninterest income for the fourth quarter of 2022 decreased $186 million compared with the fourth quarter of 2021, as lower results from market sensitive fee businesses and negative Visa Class B derivative fair value adjustments more than offset the benefit of business growth and lower integration costs. The fourth quarter of 2021 included positive Visa Class B derivative fair value adjustments of $1 million.

CONSOLIDATED EXPENSE REVIEW

Noninterest Expense				Change	Change
				4Q22 vs	4Q22 vs
In millions	4Q22	3Q22	4Q21	3Q22	4Q21
Personnel	$1,943	$1,805	$2,038	8%	(5)%
Occupancy	247	241	260	2%	(5)%
Equipment	369	344	437	7%	(16)%
Marketing	106	93	97	14%	9%
Other	809	797	959	2%	(16)%
Total noninterest expense	$3,474	$3,280	$3,791	6%	(8)%
Note: Integration expenses were $4 million for the fourth quarter of 2022, $0 for the third quarter of 2022 and $391 million for the fourth quarter of 2021.
Noninterest expense for the fourth quarter of 2022 increased $194 million compared with the third quarter of 2022. Personnel costs increased $138 million, reflecting higher variable compensation related to increased business activity and market impacts on long-term incentive compensation as well as seasonally elevated medical benefits expense. Equipment and occupancy expense increased $25 million and $6 million, respectively, and included the impact of impairments. Marketing expense increased $13 million reflecting the timing of annual spend.
Noninterest expense decreased $317 million in comparison with the fourth quarter of 2021, due to lower integration expenses and a decline in variable compensation related to lower business activity, partially offset by continued investments to support business growth.
The effective tax rate was 17.7% for the fourth quarter of 2022, 19.1% for the third quarter of 2022 and 21.5% for the fourth quarter of 2021.
CONSOLIDATED BALANCE SHEET REVIEW
Average total assets were $557.2 billion in the fourth quarter of 2022 compared with $547.1 billion in the third quarter of 2022 and $559.4 billion in the fourth quarter of 2021. Compared to the third quarter of 2022, the increase was primarily attributable to higher loan balances.
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PNC Reports Full Year 2022 Net Income of $6.1 Billion, $13.85 Diluted EPS or $13.96 As Adjusted – Page 6

Loans				Change	Change
	December 31, 2022	September 30, 2022	December 31, 2021	12/31/22 vs	12/31/22 vs
In billions				09/30/22	12/31/21
Average
Commercial	$221.6	$214.1	$193.8	4%	14%
Consumer	100.3	98.9	95.1	1%	5%
Average loans	$321.9	$313.0	$288.9	3%	11%

Quarter end
Commercial	$225.0	$215.6	$193.1	4%	17%
Consumer	101.0	99.8	95.3	1%	6%
Total loans	$326.0	$315.4	$288.4	3%	13%

Average loans for the fourth quarter of 2022 were $321.9 billion, increasing $8.9 billion compared to the third quarter of 2022. Average commercial loans increased $7.5 billion driven by growth in PNC's corporate banking, real estate and business credit businesses. Average consumer loans grew $1.4 billion due to higher residential mortgage, home equity and credit card loans, partially offset by lower auto loans.
Average loans for the fourth quarter of 2022 increased $33.0 billion compared to the fourth quarter of 2021. Average commercial loans increased $27.8 billion driven by growth in PNC's corporate banking and business credit businesses. Average consumer loans increased $5.2 billion primarily due to growth in residential mortgage loans.

Investment Securities
	December 31, 2022		September 30, 2022		December 31, 2021
In billions	Balance	Portfolio Mix	Balance	Portfolio Mix	Balance	Portfolio Mix
Average
Available for sale	$49.7		$52.1		$126.4
Held to maturity	93.2		84.9		1.4
Average investment securities	$142.9		$137.0		$127.8

Quarter end
Available for sale	$44.1	32%	$45.8	34%	$131.5	99%
Held to maturity	95.2	68%	90.7	66%	1.5	1%
Total investment securities	$139.3		$136.5		$133.0

Average investment securities for the fourth quarter of 2022 were $142.9 billion, increasing $5.9 billion and $15.1 billion from the third quarter of 2022 and fourth quarter of 2021, respectively, reflecting net purchases, primarily of agency residential mortgage-backed securities within the held to maturity portfolio. Net unrealized losses on available for sale securities were $4.4 billion at December 31, 2022 and $4.8 billion at September 30, 2022, compared with net unrealized gains of $0.7 billion at December 31, 2021.
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PNC Reports Full Year 2022 Net Income of $6.1 Billion, $13.85 Diluted EPS or $13.96 As Adjusted – Page 7
Average Federal Reserve Bank balances for the fourth quarter of 2022 were $30.0 billion, decreasing $1.5 billion from the third quarter of 2022. Average Federal Reserve Bank balances decreased $45.1 billion from the fourth quarter of 2021, primarily due to the redeployment of liquidity into higher interest-earning assets.
Federal Reserve Bank balances at December 31, 2022 were $26.9 billion, decreasing $12.9 billion from September 30, 2022, driven by higher loans outstanding.

Deposits				Change	Change
	December 31, 2022	September 30, 2022	December 31, 2021	12/31/22 vs	12/31/22 vs
In billions				09/30/22	12/31/21
Average
Commercial	$215.8	$215.8	$231.0	—	(7)%
Consumer	219.1	223.4	221.8	(2)%	(1)%
Average deposits	$434.9	$439.2	$452.8	(1)%	(4)%

Quarter end
Commercial	$207.7	$216.0	$227.6	(4)%	(9)%
Consumer	228.6	222.2	229.7	3%	—
Total deposits	$436.3	$438.2	$457.3	—	(5)%

Average deposits for the fourth quarter of 2022 were $434.9 billion, decreasing $4.3 billion compared with the third quarter of 2022 due to lower consumer deposits. The decrease in consumer deposits reflected the impact of inflationary pressures and competitive pricing dynamics. Compared with the fourth quarter of 2021, average deposits decreased $17.9 billion driven by lower commercial deposits, which were impacted by competitive pricing dynamics. In both comparisons, noninterest-bearing balances decreased due to deposit outflows and the shift of commercial deposits to interest-bearing as deposit rates have risen.
Deposits at December 31, 2022 of $436.3 billion, decreased $1.9 billion from September 30, 2022 due to a decline in commercial deposits at year end, partially offset by an increase in consumer deposits reflecting higher time deposits.

Borrowed Funds				Change	Change
	December 31, 2022	September 30, 2022	December 31, 2021	12/31/22 vs	12/31/22 vs
In billions				09/30/22	12/31/21
Average	$59.2	$44.3	$34.3	34%	73%
Quarter end	$58.7	$54.6	$30.8	8%	91%

Average borrowed funds of $59.2 billion in the fourth quarter of 2022 increased $14.9 billion and $24.9 billion compared with the third quarter of 2022 and fourth quarter of 2021, respectively, driven by Federal Home Loan Bank borrowings near the end of the third quarter. In comparison to September 30, 2022, the increase was also driven by higher senior debt.
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PNC Reports Full Year 2022 Net Income of $6.1 Billion, $13.85 Diluted EPS or $13.96 As Adjusted – Page 8

Capital	December 31, 2022	*	September 30, 2022	December 31, 2021

Common shareholders' equity In billions	$40.0		$39.4	$50.7
Accumulated other comprehensive income (loss) In billions	$(10.2)		$(10.5)	$0.4

Basel III common equity Tier 1 capital ratio	9.1%		9.3%	10.3%
Basel III common equity Tier 1 fully implemented capital ratio	8.9%		9.1%	10.0%
* Ratios estimated

PNC maintained a strong capital position. Common shareholders’ equity at December 31, 2022 increased $0.6 billion from September 30, 2022, driven by the benefit of fourth quarter net income and an increase in accumulated other comprehensive income, partially offset by share repurchases and dividends paid in the fourth quarter.
As a Category III institution, PNC has elected to exclude accumulated other comprehensive income when calculating Basel III capital ratios. Accumulated other comprehensive income at December 31, 2022 improved $0.3 billion compared to September 30, 2022, and included the accretion of unrealized losses on securities and swaps. Accumulated other comprehensive income decreased $10.6 billion compared to December 31, 2021, driven by the negative impact of higher interest rates on securities and swaps valuations.
In the fourth quarter of 2022, PNC returned $1.2 billion of capital to shareholders, comprising $0.6 billion of common share repurchases, representing 3.8 million shares, and $0.6 billion of dividends on common shares. Consistent with the Stress Capital Buffer (SCB) framework, which allows for capital return in amounts in excess of the SCB minimum levels, our board of directors has authorized a repurchase framework under the previously approved repurchase program of up to 100 million common shares, of which approximately 49% were still available for repurchase at December 31, 2022. Under this framework, PNC expects quarterly repurchases of up to $500 million with the ability to adjust those levels as conditions warrant. PNC's SCB for the four-quarter period beginning October 1, 2022 is 2.9%.
On January 4, 2023, the PNC board of directors declared a quarterly cash dividend on common stock of $1.50 per share. The dividend, with a payment date of February 5, 2023, will be payable the next business day.
For information regarding PNC's Basel III capital ratios, see Capital Ratios in the Consolidated Financial Highlights. PNC elected a five-year transition provision effective March 31, 2020 to delay until December 31, 2021 the full impact of the Current Expected Credit Losses (CECL) standard on regulatory capital, followed by a three-year transition period. Effective for the first quarter of 2022, PNC is now in the three-year transition period, and the full impact of the CECL standard is being phased-in to regulatory capital through December 31, 2024. The fully implemented ratios reflect the full impact of CECL and exclude the benefits of this transition provision.
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PNC Reports Full Year 2022 Net Income of $6.1 Billion, $13.85 Diluted EPS or $13.96 As Adjusted – Page 9

CREDIT QUALITY REVIEW

Credit Quality				Change	Change
	December 31, 2022	September 30, 2022	December 31, 2021	12/31/22 vs	12/31/22 vs
In millions				09/30/22	12/31/21
Provision for (recapture of) credit losses	$408	$241	$(327)	$167	$735
Net loan charge-offs	$224	$119	$124	88%	81%
Allowance for credit losses (a)	$5,435	$5,263	$5,530	3%	(2)%
Total delinquencies (b)	$1,490	$1,626	$1,985	(8)%	(25)%
Nonperforming loans	$1,985	$2,068	$2,480	(4)%	(20)%

Net charge-offs to average loans (annualized)	0.28%	0.15%	0.17%
Allowance for credit losses to total loans	1.67%	1.67%	1.92%
Nonperforming loans to total loans	0.61%	0.66%	0.86%
(a) Excludes allowances for investment securities and other financial assets (b) Total delinquencies represent accruing loans more than 30 days past due
Provision for credit losses of $408 million in the fourth quarter of 2022 included the impact of a weaker economic outlook and continued loan growth. The third quarter of 2022 included a provision for credit losses of $241 million.
Net loan charge-offs were $224 million in the fourth quarter of 2022, increasing $105 million and $100 million from the third quarter of 2022 and fourth quarter of 2021, respectively, and included the impact of one large commercial loan credit.
The allowance for credit losses was $5.4 billion at December 31, 2022, $5.3 billion at September 30, 2022 and $5.5 billion at December 31, 2021. The allowance for credit losses as a percentage of total loans was 1.67% at both December 31, 2022 and September 30, 2022 and 1.92% at December 31, 2021.
Nonperforming loans were $2.0 billion at December 31, 2022, decreasing $83 million and $495 million compared to September 30, 2022 and December 31, 2021, respectively, driven by lower commercial and consumer nonperforming loans.
Delinquencies at December 31, 2022 of $1.5 billion decreased $136 million and $495 million compared to September 30, 2022 and December 31, 2021, respectively. In both comparisons, the decrease reflected lower commercial loan delinquencies. Compared to December 31, 2021, the decrease was also driven by lower consumer loan delinquencies.

BUSINESS SEGMENT RESULTS

Business Segment Income (Loss)
In millions	4Q22	3Q22	4Q21
Retail Banking	$752	$560	$362
Corporate & Institutional Banking	982	929	1,334
Asset Management Group	52	90	106
Other	(258)	45	(509)
Net income excluding noncontrolling interests	$1,528	$1,624	$1,293

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PNC Reports Full Year 2022 Net Income of $6.1 Billion, $13.85 Diluted EPS or $13.96 As Adjusted – Page 10

Retail Banking				Change	Change
				4Q22 vs	4Q22 vs
In millions	4Q22	3Q22	4Q21	3Q22	4Q21
Net interest income	$2,330	$2,017	$1,634	$313	$696
Noninterest income	$749	$725	$774	$24	$(25)
Noninterest expense	$1,892	$1,901	$1,874	$(9)	$18
Provision for credit losses	$193	$92	$55	$101	$138
Earnings	$752	$560	$362	$192	$390

In billions
Average loans	$96.6	$94.9	$95.0	$1.7	$1.6
Average deposits	$259.8	$264.4	$262.8	$(4.6)	$(3.0)

Net charge-offs In millions	$108	$98	$124	$10	$(16)

Retail Banking Highlights
Fourth quarter 2022 compared with third quarter 2022
▪Earnings increased 34%, primarily due to higher net interest income, partially offset by a higher provision for credit losses.
–Noninterest income increased 3%, reflecting higher residential mortgage banking activities.
–Noninterest expense was relatively stable.
–Provision for credit losses of $193 million in the fourth quarter of 2022 included the impact of a weaker economic outlook.
▪Average loans increased 2%, due to higher residential mortgage, home equity and credit card loans, partially offset by lower auto loans.
▪Average deposits decreased 2%, reflecting inflationary pressures and competitive pricing dynamics.
Fourth quarter 2022 compared with fourth quarter 2021
▪Earnings increased 108%, reflecting higher net interest income, partially offset by a higher provision for credit losses.
–Noninterest income decreased 3%, driven by negative Visa Class B derivative fair value adjustments of $41 million related to litigation escrow funding and other valuation changes. The fourth quarter of 2021 included positive Visa Class B derivative fair value adjustments of $1 million.
–Noninterest expense was relatively stable.
▪Average loans increased 2%, driven by growth in residential mortgage loans.
▪Average deposits decreased modestly, or 1%.
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PNC Reports Full Year 2022 Net Income of $6.1 Billion, $13.85 Diluted EPS or $13.96 As Adjusted – Page 11

Corporate & Institutional Banking				Change	Change
				4Q22 vs	4Q22 vs
In millions	4Q22	3Q22	4Q21	3Q22	4Q21
Net interest income	$1,489	$1,368	$1,228	$121	$261
Noninterest income	$962	$887	$1,053	$75	$(91)
Noninterest expense	$990	$890	$975	$100	$15
Provision for (recapture of) credit losses	$183	$150	$(369)	$33	$552
Earnings	$982	$929	$1,334	$53	$(352)

In billions
Average loans	$207.1	$199.9	$176.8	$7.2	$30.3
Average deposits	$147.3	$145.4	$160.4	$1.9	$(13.1)

Net charge-offs (recoveries) In millions	$100	$33	$(1)	$67	$101

Corporate & Institutional Banking Highlights
Fourth quarter 2022 compared with third quarter 2022
▪Earnings increased 6%, due to higher net interest income and noninterest income, partially offset by higher noninterest expense and a higher provision for credit losses.
–Noninterest income increased 8%, and included higher merger and acquisition advisory fees, lower commercial mortgage banking activities and a decline in loan syndication revenue.
–Noninterest expense increased 11%, reflecting higher variable compensation associated with increased business activity.
–Provision for credit losses of $183 million in the fourth quarter of 2022 included the impact of a weaker economic outlook and continued loan growth.
▪Average loans increased 4%, driven by growth in PNC's corporate banking, real estate and business credit businesses.
▪Average deposits increased modestly, or 1%, reflecting seasonal growth.
Fourth quarter 2022 compared with fourth quarter 2021
▪Earnings decreased 26%, as higher net interest income was more than offset by a higher provision for credit losses, lower noninterest income and higher noninterest expense.
–Noninterest income decreased 9%, primarily due to lower merger and acquisition advisory fees.
–Noninterest expense increased 2%, due to continued investments to support business growth, partially offset by lower variable compensation associated with decreased business activity.
▪Average loans increased 17%, primarily driven by growth in PNC's corporate banking, business credit and real estate businesses, partially offset by Paycheck Protection Program loan forgiveness.
▪Average deposits decreased 8%, and included the impact of competitive pricing dynamics.
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PNC Reports Full Year 2022 Net Income of $6.1 Billion, $13.85 Diluted EPS or $13.96 As Adjusted – Page 12

Asset Management Group				Change	Change
				4Q22 vs	4Q22 vs
In millions	4Q22	3Q22	4Q21	3Q22	4Q21
Net interest income	$152	$165	$130	$(13)	$22
Noninterest income	$223	$231	$258	$(8)	$(35)
Noninterest expense	$291	$274	$265	$17	$26
Provision for (recapture of) credit losses	$17	$4	$(15)	$13	$32
Earnings	$52	$90	$106	$(38)	$(54)

In billions
Discretionary client assets under management	$173	$166	$192	$7	$(19)
Nondiscretionary client assets under administration	$152	$148	$175	$4	$(23)
Client assets under administration at quarter end	$325	$314	$367	$11	$(42)
Brokerage client account assets	$4	$4	$5	—	$(1)

In billions
Average loans	$14.5	$14.4	$12.9	$0.1	$1.6
Average deposits	$27.8	$29.3	$29.3	$(1.5)	(1.5)

Net charge-offs (recoveries) In millions	$18	$(2)	$1	$20	$17

Asset Management Group Highlights
Fourth quarter 2022 compared with third quarter 2022
▪Earnings decreased 42%, driven by lower net interest and noninterest income as well as higher noninterest expense and an increase in the provision for credit losses.
–Noninterest income decreased 3%, reflecting the impact of lower average equity markets.
–Noninterest expense increased 6%, and included higher personnel costs.
–Provision for credit losses of $17 million in the fourth quarter of 2022 included the impact of a weaker economic outlook and charge-offs related to certain acquired loans.
▪Discretionary client assets under management increased 4%, primarily driven by higher spot equity markets.
▪Average loans were relatively stable.
▪Average deposits decreased 5%, reflecting the impact of competitive pricing dynamics and inflationary pressures.
Fourth quarter 2022 compared with fourth quarter 2021
▪Earnings decreased 51%, as higher net interest income was more than offset by lower noninterest income, an increase in the provision for credit losses and higher noninterest expense.
–Noninterest income decreased 14%, primarily due to the impact of lower average equity markets.
–Noninterest expense increased 10%, reflecting continued investments to support business growth.
▪Discretionary client assets under management decreased 10%, driven by lower spot equity markets.
▪Average loans increased 12%, due to growth in residential mortgage loans.
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PNC Reports Full Year 2022 Net Income of $6.1 Billion, $13.85 Diluted EPS or $13.96 As Adjusted – Page 13
▪Average deposits decreased 5%, and included the impact of client activity, competitive pricing dynamics and inflationary pressures.
Other
The “Other” category, for the purposes of this release, includes residual activities that do not meet the criteria for disclosure as a separate reportable business, such as asset and liability management activities including net securities gains or losses, other-than-temporary impairment of investment securities, certain trading activities, certain runoff consumer loan portfolios, private equity investments, intercompany eliminations, certain corporate overhead, tax adjustments that are not allocated to business segments, exited businesses, and differences between business segment performance reporting and financial statement reporting under generally accepted accounting principles.
CONFERENCE CALL AND SUPPLEMENTAL FINANCIAL INFORMATION
PNC Chairman, President and Chief Executive Officer William S. Demchak and Executive Vice President and Chief Financial Officer Robert Q. Reilly will hold a conference call for investors today at 9:00 a.m. Eastern Time regarding the topics addressed in this news release and the related financial supplement. Dial-in numbers for the conference call are (877) 224-6304 and (303) 223-0120 (international) and Internet access to the live audio listen-only webcast of the call is available at www.pnc.com/investorevents. PNC’s fourth quarter 2022, related financial supplement, and presentation slides to accompany the conference call remarks will be available at www.pnc.com/investorevents prior to the beginning of the call. A telephone replay of the call will be available for one week at (800) 633-8284 and (402) 977-9140 (international), conference ID 22021446 and a replay of the audio webcast will be available on PNC’s website for 30 days.
The PNC Financial Services Group, Inc. is one of the largest diversified financial services institutions in the United States, organized around its customers and communities for strong relationships and local delivery of retail and business banking including a full range of lending products; specialized services for corporations and government entities, including corporate banking, real estate finance and asset-based lending; wealth management and asset management. For information about PNC, visit www.pnc.com.
[TABULAR MATERIAL FOLLOWS]
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PNC Reports Full Year 2022 Net Income of $6.1 Billion, $13.85 Diluted EPS or $13.96 As Adjusted – Page 14
2

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

FINANCIAL RESULTS	Three months ended			Year ended
Dollars in millions, except per share data	December 31	September 30	December 31	December 31	December 31
	2022	2022	2021	2022	2021
Revenue
Net interest income	$3,684	$3,475	$2,862	$13,014	$10,647
Noninterest income	2,079	2,074	2,265	8,106	8,564
Total revenue	5,763	5,549	5,127	21,120	19,211
Provision for (recapture of) credit losses	408	241	(327)	477	(779)
Noninterest expense	3,474	3,280	3,791	13,170	13,002
Income before income taxes and noncontrolling interests	$1,881	$2,028	$1,663	$7,473	$6,988
Income taxes	333	388	357	1,360	1,263
Net income	$1,548	$1,640	$1,306	$6,113	$5,725
Less:
Net income attributable to noncontrolling interests	20	16	13	72	51
Preferred stock dividends (a)	120	65	71	301	233
Preferred stock discount accretion and redemptions	1	1	2	5	5
Net income attributable to common shareholders	$1,407	$1,558	$1,220	$5,735	$5,436
Per Common Share
Basic	$3.47	$3.78	$2.87	$13.86	$12.71
Diluted	$3.47	$3.78	$2.86	$13.85	$12.70
Cash dividends declared per common share	$1.50	$1.50	$1.25	$5.75	$4.80
Effective tax rate (b)	17.7%	19.1%	21.5%	18.2%	18.1%
PERFORMANCE RATIOS
Net interest margin (c)	2.92%	2.82%	2.27%	2.65%	2.29%
Noninterest income to total revenue	36%	37%	44%	38%	45%
Efficiency (d)	60%	59%	74%	62%	68%
Return on:
Average common shareholders' equity	14.19%	14.97%	9.61%	13.52%	10.78%
Average assets	1.10%	1.19%	0.93%	1.11%	1.09%
(a)Dividends are payable quarterly other than Series R and Series S preferred stock, which are payable semiannually.
(b)The effective income tax rates are generally lower than the statutory rate due to the relationship of pretax income to tax credits and earnings that are not subject to tax.
(c)Net interest margin is the total yield on interest-earning assets minus the total rate on interest-bearing liabilities and includes the benefit from use of noninterest-bearing sources. To provide more meaningful comparisons of net interest margins, we use net interest income on a taxable-equivalent basis in calculating average yields used in the calculation of net interest margin by increasing the interest income earned on tax-exempt assets to make it fully equivalent to interest income earned on taxable investments. This adjustment is not permitted under generally accepted accounting principles (GAAP) in the Consolidated Income Statement. The taxable-equivalent adjustments to net interest income for the three months ended December 31, 2022, September 30, 2022 and December 31, 2021 were $36 million, $29 million and $22 million, respectively. The taxable-equivalent adjustments to net interest income for the twelve months ended December 31, 2022 and December 31, 2021 were $112 million and $74 million, respectively.
(d)Calculated as noninterest expense divided by total revenue.

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PNC Reports Full Year 2022 Net Income of $6.1 Billion, $13.85 Diluted EPS or $13.96 As Adjusted – Page 15

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

	December 31	September 30	December 31
	2022	2022	2021
BALANCE SHEET DATA
Dollars in millions, except per share data
Assets	$557,263	$559,477	$557,191
Loans (a)	$326,025	$315,400	$288,372
Allowance for loan and lease losses	$4,741	$4,581	$4,868
Interest-earning deposits with banks	$27,320	$40,278	$74,250
Investment securities	$139,334	$136,451	$132,962
Total deposits	$436,282	$438,194	$457,278
Borrowed funds (a)	$58,713	$54,633	$30,784
Allowance for unfunded lending related commitments	$694	$682	$662
Total shareholders' equity	$45,774	$46,688	$55,695
Common shareholders' equity	$40,028	$39,444	$50,685
Accumulated other comprehensive income (loss)	$(10,172)	$(10,486)	$409
Book value per common share	$99.93	$97.59	$120.61
Tangible book value per common share (non-GAAP) (b)	$72.12	$69.98	$94.11
Period end common shares outstanding (In millions)	401	404	420
Loans to deposits	75%	72%	63%
Common shareholders' equity to total assets	7.2%	7.1%	9.1%
CLIENT ASSETS (In billions)
Discretionary client assets under management	$173	$166	$192
Nondiscretionary client assets under administration	152	148	175
Total client assets under administration	325	314	367
Brokerage account client assets	74	71	83
Total client assets	$399	$385	$450
CAPITAL RATIOS
Basel III (c) (d)
Common equity Tier 1	9.1%	9.3%	10.3%
Common equity Tier 1 fully implemented (e)	8.9%	9.1%	10.0%
Tier 1 risk-based	10.4%	11.0%	11.6%
Total capital risk-based (f)	12.3%	12.9%	13.5%
Leverage	8.2%	8.6%	8.2%
Supplementary leverage	7.0%	7.3%	7.0%
ASSET QUALITY
Nonperforming loans to total loans	0.61%	0.66%	0.86%
Nonperforming assets to total loans, OREO and foreclosed assets	0.62%	0.67%	0.87%
Nonperforming assets to total assets	0.36%	0.38%	0.45%
Net charge-offs to average loans (for the three months ended) (annualized)	0.28%	0.15%	0.17%
Allowance for loan and lease losses to total loans	1.45%	1.45%	1.69%
Allowance for credit losses to total loans (g)	1.67%	1.67%	1.92%
Allowance for loan and lease losses to nonperforming loans	239%	222%	196%
Total delinquencies (In millions) (h)	$1,490	$1,626	$1,985
(a)Amounts include assets and liabilities for which we have elected the fair value option. Our 2022 Form 10-Qs included, and our 2022 Form 10-K will include, additional information regarding these Consolidated Balance Sheet line items.
(b)See the Tangible Book Value per Common Share table on page 18 for additional information.
(c)All ratios are calculated using the regulatory capital methodology applicable to PNC during each period presented and calculated based on the standardized approach. See Capital Ratios on page 16 for additional information. The ratios as of December 31, 2022 are estimated.
(d)The ratios are calculated to reflect PNC's election to adopt the CECL optional five-year transition provision.
(e)The fully implemented ratios are calculated to reflect the full impact of CECL and excludes the benefits of the five-year transition provision.
(f)The 2021 Basel III Total risk-based capital ratio includes nonqualifying trust preferred capital securities of $20 million that were subject to a phase-out period that ran through 2021.
(g)Excludes allowances for investment securities and other financial assets.
(h)Total delinquencies represent accruing loans more than 30 days past due.
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PNC Reports Full Year 2022 Net Income of $6.1 Billion, $13.85 Diluted EPS or $13.96 As Adjusted – Page 16

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

CAPITAL RATIOS

PNC's regulatory risk-based capital ratios in 2022 are calculated using the standardized approach for determining risk-weighted assets. Under the standardized approach for determining credit risk-weighted assets, exposures are generally assigned a pre-defined risk weight. Exposures to high volatility commercial real estate, past due exposures and equity exposures are generally subject to higher risk weights than other types of exposures.
PNC elected a five-year transition provision effective March 31, 2020 to delay until December 31, 2021 the full impact of the CECL standard on regulatory capital, followed by a three-year transition period. Effective for the first quarter 2022, PNC is now in the three-year transition period, and the full impact of the CECL standard is being phased-in to regulatory capital through December 31, 2024. See the table below for the September 30, 2022, December 31, 2021 and estimated December 31, 2022 ratios. For the full impact of PNC's adoption of CECL, which excludes the benefits of the five-year transition provision, see the December 31, 2022 and September 30, 2022 (Fully Implemented) estimates presented in the table below.
Our Basel III capital ratios may be impacted by changes to the regulatory capital rules and additional regulatory guidance or analysis.

Basel lll Common Equity Tier 1 Capital Ratios
	Basel III (a)
	December 31 2022 (estimated) (b)	September 30 2022 (b)	December 31 2021 (b)	December 31, 2022 (Fully Implemented) (estimated) (c)	September 30, 2022 (Fully Implemented) (estimated) (c)

Dollars in millions
Common stock, related surplus and retained earnings, net of treasury stock	$50,924	$50,654	$51,242	$50,200	$49,930
Less regulatory capital adjustments:
Goodwill and disallowed intangibles, net of deferred tax liabilities	(11,138)	(11,159)	(11,137)	(11,138)	(11,159)
All other adjustments	(108)	(123)	(39)	(109)	(127)
Basel III Common equity Tier 1 capital	$39,678	$39,372	$40,066	$38,953	$38,644
Basel III standardized approach risk-weighted assets (d)	$435,848	$423,446	$388,769	$435,892	$423,593
Basel III Common equity Tier 1 capital ratio	9.1%	9.3%	10.3%	8.9%	9.1%
(a)All ratios are calculated using the regulatory capital methodology applicable to PNC during each period presented.
(b)The ratio is calculated to reflect PNC's election to adopt the CECL optional five-year transition provision.
(c)The December 31, 2022 and September 30, 2022 ratio is calculated to reflect the full impact of CECL and excludes the benefits of the five-year transition provision.
(d)Basel III standardized approach risk-weighted assets are based on the Basel III standardized approach rules and include credit and market risk-weighted assets.

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PNC Reports Full Year 2022 Net Income of $6.1 Billion, $13.85 Diluted EPS or $13.96 As Adjusted – Page 17

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

NON-GAAP MEASURES

Pretax Pre-Provision Earnings (non-GAAP) Pretax Pre-Provision Earnings Excluding Integration Costs (non-GAAP)	Three months ended		Year ended
	December 31	September 30	December 31	December 31
Dollars in millions	2022	2022	2022	2021
Income before income taxes and noncontrolling interests	$1,881	$2,028	$7,473	$6,988
Provision for (recapture of) credit losses	408	241	477	(779)
Pretax pre-provision earnings (non-GAAP)	$2,289	$2,269	$7,950	$6,209
Integration costs	9	1	55	798
Pretax pre-provision earnings excluding integration costs (non-GAAP)	$2,298	$2,270	$8,005	$7,007

Pretax pre-provision earnings is a non-GAAP measure and is based on adjusting income before income taxes and noncontrolling interests to exclude provision for (recapture of) credit losses. We believe that pretax, pre-provision earnings is a useful tool to help evaluate the ability to provide for credit costs through operations and provides an additional basis to compare results between periods by isolating the impact of provision for (recapture of) credit losses, which can vary significantly between periods.

Pretax pre-provision earnings excluding integration costs is a non-GAAP measure and is based on adjusting pretax pre-provision earnings to exclude integration costs during the period. We believe that pretax, pre-provision earnings excluding integration costs is a useful tool in understanding PNC's results by providing greater comparability between periods, as well as demonstrating the effect of significant items.

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PNC Reports Full Year 2022 Net Income of $6.1 Billion, $13.85 Diluted EPS or $13.96 As Adjusted – Page 18

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

Adjusted Diluted Earnings per Common Share Excluding Integration Costs (non-GAAP)	Three months ended
	December 31	Per Common	September 30	Per Common	December 31	Per Common
Dollars in millions, except per share data	2022	Share	2022	Share	2021	Share
Net income attributable to common shareholders	$1,407		$1,558		$1,220
Dividends and undistributed earnings allocated to nonvested restricted shares	(7)		(8)		(6)
Net income attributable to diluted common shareholders	$1,400	$3.47	$1,550	$3.78	$1,214	$2.86
Integration costs after tax (a)	8	0.02	1	—	346	0.82
Adjusted net income attributable to diluted common shareholders excluding integration costs (non-GAAP)	$1,408	$3.49	$1,551	$3.78	$1,560	$3.68
Average diluted common shares outstanding (In millions)	404		410		424

	Year ended
	December 31	Per Common	December 31	Per Common
Dollars in millions, except per share data	2022	Share	2021	Share
Net income attributable to common shareholders	$5,735		$5,436
Dividends and undistributed earnings allocated to nonvested restricted shares	(27)		(27)
Net income attributable to diluted common shareholders	$5,708	$13.85	$5,409	$12.70
Integration costs after tax (a)	44	0.11	630	1.48
Adjusted net income attributable to diluted common shareholders excluding integration costs (non-GAAP)	$5,752	$13.96	$6,039	$14.18
Average diluted common shares outstanding (In millions)	412		426
(a)Statutory tax rate of 21% used to calculate impacts.

The adjusted diluted earnings per common share excluding integration costs is a non-GAAP measure and excludes the integration costs related to the BBVA USA acquisition. It is calculated based on adjusting net income attributable to diluted common shareholders by removing post-tax integration costs in the period. We believe this non-GAAP measure serves as a useful tool in understanding PNC's results by providing greater comparability between periods, as well as demonstrating the effect of significant items.

Tangible Book Value per Common Share (non-GAAP)
	December 31	September 30	December 31
Dollars in millions, except per share data	2022	2022	2021
Book value per common share	$99.93	$97.59	$120.61
Tangible book value per common share
Common shareholders' equity	$40,028	$39,444	$50,685
Goodwill and other intangible assets	(11,400)	(11,423)	(11,406)
Deferred tax liabilities on goodwill and other intangible assets	261	263	270
Tangible common shareholders' equity	$28,889	$28,284	$39,549
Period-end common shares outstanding (In millions)	401	404	420
Tangible book value per common share (non-GAAP)	$72.12	$69.98	$94.11
Tangible book value per common share is a non-GAAP measure and is calculated based on tangible common shareholders' equity divided by period-end common shares outstanding. We believe this non-GAAP measure serves as a useful tool to help evaluate the strength and discipline of a company's capital management strategies and as an additional, conservative measure of total company value.

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PNC Reports Full Year 2022 Net Income of $6.1 Billion, $13.85 Diluted EPS or $13.96 As Adjusted – Page 19

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

Taxable-Equivalent Net Interest Income (non-GAAP)	Three months ended		Year ended
	December 31	September 30	December 31	December 31
Dollars in millions	2022	2022	2022	2021
Net interest income	$3,684	$3,475	$13,014	$10,647
Taxable-equivalent adjustments	36	29	112	74
Net interest income (Fully Taxable-Equivalent - FTE)	$3,720	$3,504	$13,126	$10,721

The interest income earned on certain earning assets is completely or partially exempt from federal income tax. As such, these tax-exempt instruments typically yield lower returns than taxable investments. To provide more meaningful comparisons of net interest income, we use interest income on a taxable-equivalent basis by increasing the interest income earned on tax-exempt assets to make it fully equivalent to interest income earned on taxable investments. This adjustment is not permitted under GAAP. Taxable-equivalent net interest income is only used for calculating net interest margin and net interest income shown elsewhere in this presentation is GAAP net interest income.

Efficiency Ratio Excluding Integration Costs (non-GAAP)	Three months ended		Year ended
	December 31	September 30	December 31	December 31
Dollars in millions	2022	2022	2022	2021
Noninterest expense	$3,474	$3,280	$13,170	$13,002
Integration expense	(4)		(28)	(733)
Noninterest expense excluding integration expense (non-GAAP)	$3,470	$3,280	$13,142	$12,269

Total revenue	$5,763	$5,549	$21,120	$19,211
Integration costs - contra revenue	(5)	(1)	(27)	(65)
Total revenue excluding integration costs - contra revenue (non-GAAP)	$5,768	$5,550	$21,147	$19,276

Efficiency ratio (a)	60%	59%	62%	68%
Efficiency ratio excluding integration costs (non-GAAP) (b)	60%	59%	62%	64%
(a)Calculated as noninterest expense divided by total revenue.
(b)Calculated as noninterest expense excluding integration expense divided by total revenue excluding integration costs - contra revenue.

The efficiency ratio excluding integration costs is a non-GAAP measure and excludes the integration costs related to the BBVA USA acquisition. It is calculated based on adjusting the efficiency ratio calculation by excluding integration costs during the period from noninterest expense and total revenue. We believe that this non-GAAP measure is a useful tool for the purpose of evaluating PNC's results. The exclusion of integration costs increases comparability across periods, demonstrates the impact of significant items and provides a useful measure for determining PNC's revenue and expenses that are core to our business operations and expected to recur over time.

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PNC Reports Full Year 2022 Net Income of $6.1 Billion, $13.85 Diluted EPS or $13.96 As Adjusted – Page 20
Cautionary Statement Regarding Forward-Looking Information

We make statements in this news release and related conference call, and we may from time to time make other statements, regarding our outlook for financial performance, such as earnings, revenues, expenses, tax rates, capital and liquidity levels and ratios, asset levels, asset quality, financial position, and other matters regarding or affecting us and our future business and operations, including our sustainability strategy, that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements are typically identified by words such as “believe,” “plan,” “expect,” “anticipate,” “see,” “look,” “intend,” “outlook,” “project,” “forecast,” “estimate,” “goal,” “will,” “should” and other similar words and expressions.

Forward-looking statements are necessarily subject to numerous assumptions, risks and uncertainties, which change over time. Future events or circumstances may change our outlook and may also affect the nature of the assumptions, risks and uncertainties to which our forward-looking statements are subject. Forward-looking statements speak only as of the date made. We do not assume any duty and do not undertake any obligation to update forward-looking statements. Actual results or future events could differ, possibly materially, from those anticipated in forward-looking statements, as well as from historical performance. As a result, we caution against placing undue reliance on any forward-looking statements.

Our forward-looking statements are subject to the following principal risks and uncertainties.
▪Our businesses, financial results and balance sheet values are affected by business and economic conditions, including:
–Changes in interest rates and valuations in debt, equity and other financial markets,
–Disruptions in the U.S. and global financial markets,
–Actions by the Federal Reserve Board, U.S. Treasury and other government agencies, including those that impact money supply, market interest rates and inflation,
–Changes in customer behavior due to changing business and economic conditions or legislative or regulatory initiatives,
–Changes in customers’, suppliers’ and other counterparties’ performance and creditworthiness,
–Impacts of tariffs and other trade policies of the U.S. and its global trading partners,
–The impact of the Russia-Ukraine conflict, and associated sanctions or other actions in response, on the global and U.S. economy,
–The length and extent of the economic impacts of the COVID-19 pandemic,
–Impacts of changes in federal, state and local governmental policy, including on the regulatory landscape, capital markets, taxes, infrastructure spending and social programs,
–PNC’s ability to attract, recruit and retain skilled employees, and
–Commodity price volatility.
▪Our forward-looking financial statements are subject to the risk that economic and financial market conditions will be substantially different than those we are currently expecting and do not take into account potential legal and regulatory contingencies. These statements are based on our views that:
–The economy continues to expand in early 2023, but economic growth is slowing in response to the ongoing Federal Reserve monetary policy tightening to slow inflation. This has led to large increases in both short- and long-term interest rates. The housing market is already in steep decline as much higher mortgage rates have led to significant drops in housing starts, home sales, and house prices. Other sectors where interest rates play an outsized role, such as business investment and consumer spending on durable goods, will contract in 2023.
–PNC’s baseline outlook is for a recession starting in the spring of 2023, with real GDP contracting a modest 1% before recovery starts in early 2024 as the Federal Reserve lowers interest rates in response to a deteriorating labor market and slower inflation. The unemployment rate will increase throughout 2023, peaking at above 5% in the first half of 2024. Inflation will slow with the recession and be back to the Federal Reserve's 2% long-term objective by early 2024.
–PNC expects the Federal Open Market Committee (FOMC) to increase the federal funds rate by an additional 50 basis points, with a 25-basis point increase in both February and March. This would bring the federal funds rate to a range of 4.75% to 5.00% by mid-March. PNC expects a federal funds rate cut of 25 basis points in December 2023 as inflation moves toward the FOMC's 2% long-term objective and the economy enters into recession.

▪PNC’s ability to take certain capital actions, including returning capital to shareholders, is subject to PNC meeting or exceeding a stress capital buffer established by the Federal Reserve Board in connection with the Federal Reserve Board’s Comprehensive Capital Analysis and Review (CCAR) process.

▪PNC’s regulatory capital ratios in the future will depend on, among other things, the company’s financial performance, the scope and terms of final capital regulations then in effect and management actions affecting the composition of PNC’s balance sheet. In addition, PNC’s ability to determine, evaluate and forecast regulatory capital ratios, and to take actions (such as capital distributions) based on actual or forecasted capital ratios, will be dependent at least in part on the development, validation and regulatory review of related models and the reliability of and risks resulting from extensive use of such models.

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PNC Reports Full Year 2022 Net Income of $6.1 Billion, $13.85 Diluted EPS or $13.96 As Adjusted – Page 21
Cautionary Statement Regarding Forward-Looking Information (Continued)

▪Legal and regulatory developments could have an impact on our ability to operate our businesses, financial condition, results of operations, competitive position, reputation, or pursuit of attractive acquisition opportunities. Reputational impacts could affect matters such as business generation and retention, liquidity, funding, and ability to attract and retain employees. These developments could include:
–Changes to laws and regulations, including changes affecting oversight of the financial services industry; changes in the enforcement and interpretation of such laws and regulations; and changes in accounting and reporting standards.
–Unfavorable resolution of legal proceedings or other claims and regulatory and other governmental investigations or other inquiries resulting in monetary losses, costs, or alterations in our business practices, and potentially causing reputational harm to PNC.
–Results of the regulatory examination and supervision process, including our failure to satisfy requirements of agreements with governmental agencies.
–Costs associated with obtaining rights in intellectual property claimed by others and of adequacy of our intellectual property protection in general.

▪Business and operating results are affected by our ability to identify and effectively manage risks inherent in our businesses, including, where appropriate, through effective use of systems and controls, third-party insurance, derivatives, and capital management techniques, and to meet evolving regulatory capital and liquidity standards.

▪Our reputation and business and operating results may be affected by our ability to appropriately meet or address environmental, social or governance targets, goals, commitments or concerns that may arise.

▪We grow our business in part through acquisitions and new strategic initiatives. Risks and uncertainties include those presented by the nature of the business acquired and strategic initiative, including in some cases those associated with our entry into new businesses or new geographic or other markets and risks resulting from our inexperience in those new areas, as well as risks and uncertainties related to the acquisition transactions themselves, regulatory issues, the integration of the acquired businesses into PNC after closing or any failure to execute strategic or operational plans.

▪Competition can have an impact on customer acquisition, growth and retention and on credit spreads and product pricing, which can affect market share, deposits and revenues. Our ability to anticipate and respond to technological changes can also impact our ability to respond to customer needs and meet competitive demands.

▪Business and operating results can also be affected by widespread manmade, natural and other disasters (including severe weather events); health emergencies; dislocations; geopolitical instabilities or events; terrorist activities; system failures or disruptions; security breaches; cyberattacks; international hostilities; or other extraordinary events beyond PNC’s control through impacts on the economy and financial markets generally or on us or our counterparties, customers or third-party vendors and service providers specifically.

We provide greater detail regarding these as well as other factors in our 2021 Form 10-K and in our subsequent Form 10-Q's, including in the Risk Factors and Risk Management sections and the Legal Proceedings and Commitments Notes of the Notes To Consolidated Financial Statements in those reports, and in our other subsequent SEC filings. Our forward-looking statements may also be subject to other risks and uncertainties, including those we may discuss elsewhere in this news release or in our SEC filings, accessible on the SEC’s website at www.sec.gov and on our corporate website at www.pnc.com/secfilings. We have included these web addresses as inactive textual references only. Information on these websites is not part of this document.
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